EXHIBIT 32.1

SECTION 1350 CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

We, David C. Collins and Gary R. Wright, certify that the periodic report, to which this Statement is attached, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the periodic report to which this Statement is attached, fairly presents, in all material respects, the financial condition and results of operations of the registrant at the dates and for the periods indicated.

IN WITNESS WHEREOF, the undersigned have executed this Statement as of the date first written below.

Dated December 17, 2003

/s/ DAVID C. COLLINS
David C. Collins Chief Executive Officer

/s/ GARY R. WRIGHT
Gary R. Wright Chief Financial Officer